SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
MACOM Technology Solutions Inc.	Delaware
Mindspeed Technologies, LLC	Delaware
MACOM Connectivity Solutions, LLC	Delaware
M/A-COM Technology Solutions International Limited	Ireland
M/A-COM Technology Solutions (UK) Limited	Northern Ireland
M/A-COM Technology Solutions (Holding) Company Limited	Ireland
MACOM Technology Solutions Limited	Ireland
M/A-COM Tech Asia Inc.	Taiwan
MACOM Technology Solutions (Bangalore) Private Limited	India
M/A-COM Technology Solutions (Shanghai) Company Limited	China
MACOM Technology Solutions (HK) Limited	Hong Kong
MACOM Japan Limited	Japan
MACOM Technology Solutions Canada Inc.	Canada
MACOM Technology Solutions S.A.S.	France
Mindspeed Technologies (Mauritius) Limited	Mauritius
MACOM Technology Solutions GmbH	Germany
Mindspeed Technologies India Private Limited	India
MACOM Technology Solutions (India) Private Limited	India